Exhibit 23.1
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this registration statement (Form S-3) and related Prospectus of Avalon Pharmaceuticals, Inc. for the registration of $50,000,000 of its common stock, preferred stock, debt securities and warrants and to the incorporation by reference therein of our report dated March 13, 2007, with respect to the financial statements of Avalon Pharmaceuticals, included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
Mclean, Virginia
October 25, 2007